Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, SEPTEMBER 6, 2024

HURCO REPORTS THIRD QUARTER RESULTS FOR FISCAL YEAR 2024

INDIANAPOLIS, INDIANA – September 6, 2024 – Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the third fiscal quarter ended July 31, 2024.  Hurco recorded a net loss of $9,596,000, or $(1.47) per diluted share, in the third quarter of fiscal year 2024, which included a non-cash tax valuation allowance of $8,158,000 recorded in provision for income taxes.  This net loss of $9,596,000 for the third quarter of fiscal 2024 compares to net income of $260,000, or $0.04 per diluted share, for the corresponding period in fiscal year 2023.  For the nine months of fiscal year 2024, Hurco reported a net loss of $15,166,000, or $(2.33) per diluted share, compared to net income of $1,967,000, or $0.30 per diluted share, for the corresponding period in fiscal year 2023.  The net loss for the nine months of fiscal 2024 also included the $8,158,000 non-cash tax valuation allowance recorded in provision for income taxes.

Sales and service fees for the third quarter of fiscal year 2024 were $42,651,000, a decrease of $10,550,000, or 20%, compared to the corresponding prior year period, and included an unfavorable currency impact of $42,000, or less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for the nine months of fiscal year 2024 were $132,882,000, a decrease of $28,820,000, or 18%, compared to the corresponding prior year period, and included a favorable currency impact of $796,000, or less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Greg Volovic, Chief Executive Officer, stated, “While sales declined this quarter orders were positive. Global orders for this quarter exceeded $52,000,000 and improved both year-over-year and compared to the previous two fiscal quarters.  Orders this quarter also outpaced sales by more than $10,000,000.  We are hopeful that this positive order growth is representative of a trend and are prepared to meet new order growth.  The global cost reductions we implemented this quarter will continue to impact results going forward.  We remain focused on advancing the future of Hurco with many technological innovations.  In September, IMTS attendees will have the unique opportunity to engage with the latest concept designs of Hurco's next-generation control and Milltronics’ new INSPIRE+ control and software. We will also showcase all of our CNC machines with ProCobots collaborative robotic systems. Hurco's advanced control software is now integrated with industrial robot automation from Kawasaki Robotics and Hurco Automation, powered by ProCobots, eliminating the need for complex robot programming. We believe that our strong balance sheet and focus on future technological advancement differentiates Hurco from our competitors, helping us navigate cyclical periods and emerge stronger.  We look forward to an exciting exhibition at IMTS and market improvement for machine tools as we close out fiscal 2024.”

The following table sets forth net sales and service fees by geographic region for the third fiscal quarter and nine months ended July 31, 2024, and 2023 (dollars in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Americas	$15,389	$18,272	($2,883)	(16)%	$48,986	$58,609	($9,623)	(16)%
Europe	24,068	31,162	(7,094)	(23)%	69,538	89,745	(20,207)	(23)%
Asia Pacific	3,194	3,767	(573)	(15)%	14,358	13,348	1,010	8%
Total	$42,651	$53,201	($10,550)	(20)%	$132,882	$161,702	($28,820)	(18)%

Sales in the Americas for each of the third quarter and nine months of fiscal year 2024 decreased by 16%, compared to the corresponding periods in fiscal year 2023, primarily due to decreased shipments of Hurco and Takumi machines.  The decrease in sales of these machines was mainly attributable to decreased shipments of Hurco and Takumi 3-axis vertical machines, partially offset by increased sales of higher-performing Hurco 5-axis machines and Milltronics 3-axis vertical machines.

European sales for each of the third quarter and nine months of fiscal year 2024 decreased by 23%, compared to the corresponding periods in fiscal year 2023, and each period included a favorable currency impact of 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year decreases in European sales were primarily attributable to a decreased volume of shipments of Hurco and Takumi machines in Germany, Italy, and the United Kingdom, as well as decreased shipments of electro-mechanical components and accessories manufactured by our wholly-owned subsidiary, LCM Precision Technology S.r.l. (“LCM”).

Asian Pacific sales for the third quarter of fiscal year 2024 decreased by 15%, compared to the corresponding period in fiscal year 2023, and included an unfavorable currency impact of 2%, when translating foreign sales to U.S. dollars for financial reporting purposes.  The third quarter of fiscal year 2024 decrease in Asian Pacific sales was mainly due to decreased shipments of Takumi machines in China and Hurco machines in Southeast Asia, partially offset by increased shipments of Hurco machines in India and to one customer with multiple machine orders in China.  Asian Pacific sales for the nine months of fiscal year 2024 increased by 8%, compared to the corresponding prior year period, and included an unfavorable currency impact of 2%, when translating foreign sales to U.S. dollars for financial reporting purposes.  The year-over-year increase in Asian Pacific sales in the nine-month period was primarily attributable to increased shipments of Hurco machines in India and to one customer with multiple machine orders in China, partially offset by decreased shipments of Takumi machines in China and Hurco machines in Southeast Asia.

Orders for the third quarter of fiscal year 2024 were $52,815,000, an increase of $10,733,000, or 26%, compared to the corresponding period in fiscal year 2023, and included an unfavorable currency impact of $47,000, or less than 1%, when translating foreign orders to U.S. dollars. Orders for the nine months of fiscal year 2024 were $147,225,000, a decrease of $8,310,000, or 5%, compared to the corresponding period in fiscal year 2023, and included a favorable currency impact of $846,000, or less than 1%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the third fiscal quarter and nine months ended July 31, 2024, and 2023 (dollars in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Americas	$17,625	$14,607	$3,018	21%	$55,490	$56,548	($1,058)	(2)%
Europe	28,349	24,752	3,597	15%	75,757	87,632	(11,875)	(14)%
Asia Pacific	6,841	2,723	4,118	151%	15,978	11,355	4,623	41%
Total	$52,815	$42,082	$10,733	26%	$147,225	$155,535	($8,310)	(5)%

Orders in the Americas for the third quarter of fiscal year 2024 increased by 21%, compared to the corresponding period in fiscal year 2023.  The increase in orders was primarily due to increased customer demand for Hurco higher-performing 5-axis machines, Hurco and Milltronics lathes, and Milltronics 3-axis vertical machines.  Orders in the Americas for the nine months of fiscal year 2024 decreased by 2%, compared to the corresponding period in fiscal year 2023. The decrease in orders was primarily due to decreased customer demand for Hurco 3-axis vertical machines, partially offset by increased demand for Hurco higher-performing 5-axis machines and Milltronics 3-axis vertical machines. The decrease in orders was also impacted by a reduction in average net selling prices for certain machines designed to penetrate key markets and reduce inventories.

European orders for the third quarter of fiscal year 2024 increased by 15%, compared to the corresponding prior year period, and included a favorable currency impact of less than 1%, when translating foreign orders to U.S. dollars. The increase in orders was driven primarily by increased customer demand for Hurco machines in the United Kingdom, France and Italy, particularly Hurco lathes and higher-performing 5-axis machines.  European orders for the nine months of fiscal year 2024 decreased by 14%, compared to the corresponding prior year period, and included a favorable currency impact of 1%, when translating foreign orders to U.S. dollars. The year-over-year decrease was mainly due to decreased customer demand for Hurco machines across the European region where our customers are located and for electro-mechanical components and accessories manufactured by LCM.

Asian Pacific orders for the third quarter of fiscal year 2024 increased by 151%, compared to the corresponding prior year period, and included an unfavorable currency impact of 5%, when translating foreign orders to U.S. dollars. The increase in Asian Pacific orders was driven primarily by increased customer demand for Hurco and Takumi machines in China, India, and Southeast Asia.  Orders for the nine months of fiscal year 2024 increased by 41%, compared to the corresponding prior year period, and included an unfavorable currency impact of 3%, when translating foreign orders to U.S. dollars. The year-over-year increase in Asian Pacific orders was driven primarily by increased customer demand for Hurco machines in China and Hurco and Takumi machines in India, partially offset by decreased demand for Takumi machines in China. The increased customer demand for Hurco machines in China and India for both periods related primarily to two customers with multiple machine orders.

Gross profit for the third quarter of fiscal year 2024 was $7,843,000, or 18% of sales, compared to $13,448,000, or 25% of sales, for the corresponding prior year period. Gross profit for the nine months of fiscal year 2024 was $25,557,000, or 19% of sales, compared to $38,749,000, or 24% of sales, for the corresponding prior year period.  The year-over-year decreases were primarily due to the lower volume of vertical milling machine sales in the Americas and Europe. Additionally, the second and third quarters of fiscal year 2024 included decreases in average net selling prices for certain machines, designed to penetrate key markets and reduce inventories.  The decreases in both sales volume and pricing unfavorably impacted gross profit in dollars and as a percentage of sales, reducing our leverage of fixed costs, in comparison to the corresponding prior year periods.  Further, certain cost reductions were implemented in the third quarter of fiscal 2024 in an effort to help offset the impact of lower sales volumes and pricing.

Selling, general, and administrative expenses for the third quarter of fiscal year 2024 were $10,376,000, or 24% of sales, compared to $12,436,000, or 23% of sales, in the corresponding fiscal year 2023 period, and included a favorable currency impact of $27,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general, and administrative expenses for the nine months of fiscal year 2024 were $33,352,000, or 25% of sales, compared to $35,512,000, or 22% of sales, in the corresponding fiscal year 2023 period, and included an unfavorable currency impact of $155,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. The year-over-year reductions in selling, general, and administrative expenses were primarily due to cost reductions implemented in the third quarter of fiscal year 2024 in an effort to help offset the impact of lower sales volume.  Despite reductions from an absolute dollar perspective, selling, general, and administrative expenses increased as a percentage of sales in the third quarter and nine months of fiscal year 2024, compared to each of the corresponding prior year periods, due to the lower volume of sales year-over-year.

Income tax expenses during the third quarter and nine months of fiscal year 2024 was $6,999,000 and $6,438,000, respectively, compared to $385,000 and $1,286,000 for the corresponding periods in 2023. The year-over-year increases in income tax expense for the third quarter and nine months of fiscal year 2024 were primarily due to an $8,158,000 non-cash valuation allowance on U.S. deferred tax assets and changes in geographic mix of income and loss that includes jurisdictions with differing tax rates, and, specifically for the nine months of fiscal year 2024, discrete items related to unvested stock compensation. Because we have a valuation allowance recorded against our U.S. deferred tax assets, we did not record a tax benefit for our U.S. net losses for the nine months ended July 31, 2024. The valuation allowance recorded during the third quarter of fiscal 2024 reflects a full valuation allowance of the U.S. deferred tax assets and was recorded after evaluating changes to tax laws, statutory tax rates, and our cumulative historical three-year income levels for the U.S. as of July 31, 2024.

Cash and cash equivalents totaled $36,054,000 at July 31, 2024, compared to $41,784,000 at October 31, 2023. Working capital was $181,979,000 at July 31, 2024, compared to $193,257,000 at October 31, 2023. The decrease in working capital was primarily driven by decreases in accounts receivable, net and cash and cash equivalents, partially offset by increases in inventories, net and decreases in accounts payable and accrued payroll and employee benefits.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S., and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, the Czech Republic, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry; uncertain economic conditions, which may adversely affect overall demand, in the Americas, Europe and Asia Pacific markets; the risks of our international operations; governmental actions, initiatives and regulations, including import and export restrictions, duties and tariffs and changes to tax laws; the effects of changes in currency exchange rates; competition with larger companies that have greater financial resources; our dependence on new product development; the need and/or ability to protect our intellectual property assets; the limited number of our manufacturing and supply chain sources; increases in the prices of raw materials, especially steel and iron products; the effect of the loss of members of senior management and key personnel; our ability to integrate acquisitions; acquisitions that could disrupt our operations and affect operating results; failure to comply with data privacy and security regulations; breaches of our network and system security measures; possible obsolescence of our technology and the need to make technological advances; impairment of our assets; negative or unforeseen tax consequences; uncertainty concerning our ability to use tax loss carryforwards; changes in the SOFR rate; the impact of the COVID-19 pandemic and other public health epidemics and pandemics on the global economy, our business and operations, our employees and the business, operations and economies of our customers and suppliers; and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:Sonja K. McClelland

Executive Vice President, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2024	2023	2024	2023

	(unaudited)		(unaudited)
Sales and service fees	$ 42,651	$ 53,201	$ 132,882	$ 161,702
Cost of sales and service	34,808	39,753	107,325	122,953

Gross profit	7,843	13,448	25,557	38,749
Selling, general and administrative expenses	10,376	12,436	33,352	35,512

Operating (loss) income	(2,533)	1,012	(7,795)	3,237

Interest expense	159	88	426	159
Interest income	172	122	492	259
Investment income	59	11	126	47
Other (expense) income, net	(136)	(412)	(1,125)	(131)
(Loss) income before taxes	(2,597)	645	(8,728)	3,253
Provision for income taxes	6,999	385	6,438	1,286
Net (loss) income	($ 9,596)	$ 260	($ 15,166)	$ 1,967

(Loss) income per common share
Basic	($ 1.47)	$ 0.04	($ 2.33)	$ 0.30
Diluted	($ 1.47)	$ 0.04	($ 2.33)	$ 0.30
Weighted average common shares outstanding
Basic	6,513	6,462	6,505	6,511
Diluted	6,513	6,469	6,505	6,538

Dividends per share	$ -	$ 0.16	$ 0.32	$ 0.47

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended July 31,		Nine Months Ended July 31,
Operating Data:	2024	2023	2024	2023

	(unaudited)		(unaudited)
Gross margin	18%	25%	19%	24%
SG&A expense as a percentage of sales	24%	23%	25%	22%
Operating (loss) income as a percentage of sales	(6)%	2%	(6)%	2%
Pre-tax (loss) income as a percentage of sales	(6)%	1%	(7)%	2%
Effective tax rate	(270)%	60%	(74)%	40%
Depreciation and amortization	$ 888	$ 1,037	$ 2,678	$ 3,141
Capital expenditures	$ 735	$ 345	$ 2,046	$ 1,751

Balance Sheet Data:	7/31/2024	10/31/2023
Working capital	$ 181,979	$ 193,257
Days sales outstanding	46	41
Inventory turns	1.0	1.1
Capitalization
Total debt	--	--
Shareholders' equity	206,625	222,231
Total	$ 206,625	$ 222,231

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
	July 31,	October 31,
	2024	2023
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 36,054	$ 41,784
Accounts receivable, net	25,128	39,965
Inventories, net	164,170	157,952
Derivative assets	83	740
Prepaid and other assets	7,777	7,789
Total current assets	233,212	248,230
Property and equipment:
Land	1,046	1,046
Building	7,387	7,387
Machinery and equipment	26,056	26,779
Leasehold improvements	4,545	4,473
	39,034	39,685
Less accumulated depreciation and amortization	(31,843)	(30,826)
Total property and equipment, net	7,191	8,859
Non-current assets:
Software development costs, less accumulated amortization	7,076	7,030
Intangible assets, net	798	994
Operating lease - right of use assets, net	12,158	10,971
Deferred income taxes	1,237	4,749
Investments and other assets	10,704	9,756
Total non-current assets	31,973	33,500
Total assets	$ 272,376	$ 290,589

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 26,938	$ 29,661
Customer deposits	4,341	2,827
Derivative liabilities	1,856	1,821
Operating lease liabilities	3,924	3,712
Accrued payroll and employee benefits	7,985	9,853
Accrued income taxes	830	1,713
Accrued expenses	4,283	4,092
Accrued warranty expenses	1,076	1,294
Total current liabilities	51,233	54,973
Non-current liabilities:
Deferred income taxes	59	83
Accrued tax liability	701	1,293
Operating lease liabilities	8,602	7,606
Deferred credits and other	5,156	4,403
Total non-current liabilities	14,518	13,385
Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,607,060 and 6,553,673 shares issued and 6,493,846 and 6,462,138 shares outstanding, as of July 31, 2024 and October 31, 2023, respectively	649	646
Additional paid-in capital	61,919	61,665
Retained earnings	162,865	180,124
Accumulated other comprehensive loss	(18,808)	(20,204)
Total shareholders' equity	206,625	222,231
Total liabilities and shareholders' equity	$ 272,376	$ 290,589